UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

KONA GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 220 Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 922-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 28, 2012, the Company appointed Christi Hing as its Chief Financial Officer and Secretary. In this role, Ms. Hing will serve as the Company’s principal financial officer and principal accounting officer.

On February 28, 2012, in connection with this appointment as chief financial officer, the Company’s Board of Directors granted Ms. Hing an option grant of 25,000 non-qualified stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The options vest 25% each year over four years commencing on the one-year anniversary of the grant date. The options expire upon certain events, but in any event the options will expire not later than February 27, 2017.

Ms. Hing, age 38, has over 15 years of finance and accounting experience and has been with the Company since January 2006. She had served as the Company’s Vice President and Controller and previous to that as the Company’s Director of Financial Reporting. Prior to joining the Company, from February 2004 to December 2005, she was a Manager of Financial Reporting at American Express Company. From September 1996 to October 2003, she held a variety of audit positions at PricewaterhouseCoopers LLP in the Audit and Business Advisory Services Practice. Ms. Hing is a Certified Public Accountant in Arizona.

A copy of the press release announcing Ms. Hing’s promotion to chief financial officer is attached hereto as Exhibit 99.1 and is hereby incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1        Press Release dated March 1, 2012 announcing the promotion of Christi Hing to Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2012	KONA GRILL, INC.

	By:	/s/ Berke Bakay
Berke Bakay
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated March 1, 2012 announcing the promotion of Christi Hing to Chief Financial Officer.